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                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-93701) and Form S-8 (No. 333-87249), Form S-3 (No. 333-57251, No. 333-09675 and No.
333-19685) and the Registration Statements on Form S-8 (No. 333-69045, No. 333-69049, No. 333-64329, No. 333-43445, No. 2-92800, No. 33-53869, No.
33-53871, No. 33-53867, No. 33-42789, No. 33-52009, No. 33-60153 and No.
333-05235) of our report dated January 25, 2000 appearing in this Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the three years ended January 1, 2000 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report included this schedule.

PricewaterhouseCoopers LLP




Boston, Massachusetts
March 30, 2000